Exhibit 14.1
Code of Conduct
As amended by the Board of Directors on July 24, 2012
GENERAL PRINCIPLES
This Code of Conduct ("Code") for Magellan Petroleum Corporation (the "Company") is designed to provide employees, officers, and directors of the Company with guidelines for dealing with other employees, customers, vendors, shareholders, competitors, the communities where we work, conflicts of interest, and trading in the Company's securities. The Company also expects others who work on the Company's behalf, such as agents and consultants, to be guided by this Code in their work for the Company.
Business Ethics and Compliance
It is the policy of the Company that all employees, officers, directors, agents, and other representatives of the Company maintain the highest ethical standards and comply with all applicable laws, rules, and regulations when conducting business on behalf of the Company in the United States ("U.S.") and any other country.
Employees
We are committed to maintaining employment practices based on equal opportunity for all employees. We will respect each other's privacy and treat each other with dignity and respect. We are committed to providing a safe working environment and an atmosphere of open communication for all employees. Contract personnel temporarily employed by the Company to (i) address increases in workload in a given area and/or (ii) work on a particular project are not full time Company employees. However, unless otherwise indicated, for purposes of this Code, the term "employees" or "representatives" shall include both Company employees and contract personnel.
Shareholders
We are committed to continually striving to provide an excellent return on the investment of our shareholders in the Company and to protect and improve the long-term value of their investment through the prudent utilization of Company resources.
Competitors
We are committed to competing vigorously and honestly in the oil and gas exploration and production industry. Our efforts and results will be based on the merits of our competitive ability.

Communities
We are committed to being a responsible corporate citizen of the communities in which we reside. We will abide by all national and local laws, and will endeavor to improve the well being of our communities.
STANDARDS OF CONDUCT
Introduction
Our Code of Conduct governs our business decisions and actions. The integrity, reputation, and profitability of the Company ultimately depend upon the individual actions of our employees, officers, directors, and other representatives. Each employee, officer, and director is personally responsible and accountable for compliance with this Code. In addition, any representative, consultant, or agent utilized by the Company shall be prohibited from acting on our behalf in any manner which is inconsistent with this Code. All of the foregoing persons are from time to time directly referred to in this Code as "you."
This Code serves to assist in defining our ethical principles, and are not all-encompassing. This Code must be interpreted within the framework of the laws, rules, regulations, and customs of the jurisdictions in which we operate, as well as in light of specific Company policies and common sense. Reasons such as "everyone does it," or "the competition is doing it," or "it's not illegal" are unacceptable as excuses for violating this Code. We must seek to avoid circumstances and actions that give the appearance of impropriety. This Code will be enforced equitably.
Business and Accounting Practices
Compliance with generally accepted accounting principles, rules, and standards, and established internal controls, is required at all times. The use of assets of the Company for any unlawful or improper purpose is strictly prohibited. Purchasers, vendors, royalty owners, joint interest owners, and other third party entities shall be honestly and fairly dealt with, and employees shall conduct business with such parties in a manner that will not impugn or jeopardize the Company's integrity or reputation. No payment on behalf of the Company shall be approved without adequate supporting documentation. Also, no payment shall be made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.
Political Contributions
U.S. Federal, State, and Local Contributions
No funds or assets of the Company shall be used for U.S. federal political campaign contributions, even if permitted by applicable law. No such funds or assets shall be used for state or local political contributions, even where permitted by applicable state or local laws. These prohibitions cover not only direct contributions, but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events. Also prohibited is the furnishing of any goods, services, or equipment to political parties or committees.

Foreign Contributions
No funds or assets of the Company shall be used, directly or indirectly, for political contributions outside of the U.S., even where permitted by local laws.
Anti-Bribery and Corrupt Practices Law Compliance
U.S. Foreign Corrupt Practices Act, Australian Anti-Bribery Laws, U.K. Bribery Act, and Other Similar Laws
We must comply with the U.S. Foreign Corrupt Practices Act (the "FCPA"), which prohibits payments and offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office, in order to get, keep, or direct business. Payments made indirectly through intermediaries, such as sales agents and consultants, when circumstances indicate that such payments are being passed along for prohibited purposes, are also illegal. In addition to prohibiting certain actions, the FCPA requires internal accounting controls and record keeping by the Company in connection with payments by it or its foreign subsidiaries.
The application of the FCPA can be complex. For example, the term "foreign official" includes employees of businesses owned by a foreign government. In addition, claiming not to know of a prohibited offer or payment may not serve as a defense if you are aware of circumstances that would reasonably cause suspicion. Further complexity results from certain exceptions in the FCPA, such as the exception for facilitation payments, which may not exist under other applicable anti-bribery and corrupt practices laws as discussed below. For these reasons, the assistance of legal counsel is essential for working through the complexities of the issues encountered in connection with complying with the FCPA and other applicable anti-bribery and corrupt practices laws.
Other countries have enacted or are enacting laws similar to the FCPA, such as the 2010 amendments to the Australian Criminal Code Act 1995 to provide for the imposition of significant penalties on individuals and corporations found guilty of bribing a foreign or Commonwealth of Australia public official. Many such laws apply a broad definition of "public official" or "corrupt practices" and state that local custom or practice, if questionable regarding corruption and bribes, must be disregarded. It is important to note that, like the FCPA, some of these laws, such as the U.K. Bribery Act 2010 (the "U.K. Bribery Act"), are extra-territorial. This means that they apply even if the transactions take place outside of the country imposing the law. For example, provisions under the U.K. Bribery Act related to an organization's failure to prevent bribery extend to organizations carrying on a business or part of a business in the United Kingdom ("U.K."), regardless of the place of incorporation or where the bribery was committed. Accordingly, because the Company has a business presence in the U.K., we could be subject to liability under the U.K. Bribery Act for bribes paid in a third country.
The U.K. Bribery Act contains two broad categories of primary offense - (1) the offering, promising, or giving of a financial or other advantage, and (2) the requesting, agreeing to receive, or accepting of a financial or other advantage - in business transactions involving either government officials or private parties, with the intention of inducing or rewarding a person to perform certain functions improperly. Under the U.K. Bribery Act, companies are required not only to refuse participation in bribes and other unethical practices for business preferences, but also to have adequate procedures in place to prevent corruption and bribery. Unlike the FCPA, the U.K. Bribery Act prohibits bribery in the private sector, and does not permit facilitation payments, which are sometimes requested to induce public officials in some countries to perform their functions, such as issuing permits or licenses, and which may be permissible under the FCPA. Due to these complexities and the broad extra-territorial applicability of the U.K. Bribery Act, Company employees and other associated parties must consult with the Company's legal counsel before offering or making any payment which could be construed as a bribe or facilitation payment to any person in any jurisdiction.
As indicated above, the Company could be found in violation of anti-bribery or corrupt practices laws for actions taken by third parties, or "associated parties," acting on our behalf. Associated parties include joint venture partners, agents, employees of outside service providers, consultants, or subcontractors who perform services on our behalf. It is important that Company employees remain alert for any suspicious behavior by associated parties or related events and promptly report them to their supervisor/manager.
To ensure compliance with anti-bribery and corrupt practices laws, no funds or assets of the Company shall be paid, loaned, given, or otherwise transferred, directly or indirectly, to any federal, state, local, or foreign government official or employee, or to any entity in which the government official or employee is known to have a material interest, or to a private party, except in accordance with the following practices and procedures.
Legitimate Business Transactions
The Company shall enter into no transaction with any government official, employee, or entity, or a private party, except for a legitimate business purpose and upon terms and conditions which are fair and reasonable under the circumstances and which comply with all applicable laws, rules, and regulations.
Retention as Attorneys or Consultants
No government official or employee shall be retained by the Company to perform legal, consulting, or other services related to a matter within the scope of his or her official duties or the duties and responsibilities of the governmental body of which he or she is an official or employee.
Social Amenities, Gifts, and Entertainment
Under no circumstance shall the Company's relations with government officials and employees be conducted in any manner which would subject the Company to embarrassment or reproach if publicly disclosed. Accordingly, when considering whether to offer or provide any gift or entertainment to any government official or employee, you must follow the applicable provisions under "Gift Giving and Receiving" in this Code below, and keep in mind that social amenities, reasonable entertainment, and other courtesies may be extended to government officials or employees only to the extent clearly appropriate under applicable customs and practices and not prohibited by any applicable law, rule, or regulation. Any expenses incurred by a Company employee in connection therewith shall be specifically designated as such on the employee's related expense account and specifically reviewed and approved by the employee's immediate supervisor/manager.

Foreign Transactions and Payments
Having due regard for and recognition of the responsibilities arising from and attendant to international operations, it is the Company's policy that all of its employees, officers, and agents shall comply with the ethical standards and applicable legal requirements of each foreign country in which Company business is conducted.
Foreign Deposits and Accounts
All accounts established and maintained abroad by the Company shall be clearly identified on the Company's books and records in the name of the Company. All cash payments received abroad by the Company shall be promptly recorded on the Company's books of account and deposited in an account maintained with a bank or other institution approved by the Company's Chief Financial Officer. No funds shall be maintained abroad by the Company in the form of negotiable currency except to the extent reasonably required for normal business operations.
Sales and Purchases of Goods or Services Abroad
All payments and billings for goods or services abroad shall be made in such a manner that public disclosure of the full details thereof will not impugn or jeopardize the Company's integrity or reputation. Foreign sales of goods or services by the Company shall be billed to the purchaser by written invoice setting forth, in reasonable detail, the goods or services involved and the correct amounts due the Company. Any amount billed subject to refund shall be separately identified on such invoice.
Each payment by the Company for goods or services purchased abroad shall be supported by documentation reflecting the purpose and nature of such payment. All payments of fees and commissions to attorneys, consultants, advisors, agents, dealers, and representatives shall be made by check, draft, or other documentary transfer drawn to the order of the party duly entitled thereto, and shall be made under written contract except where services are routine in nature and arise out of the Company's ordinary course of business.
No payment shall be made directly to an account maintained by a party in a country other than that in which such party resides or maintains a place of business or has rendered the services for which the payment is made, except under circumstances giving no reasonable grounds for belief that the Company would thereby violate any applicable income tax or exchange control laws.
EMPLOYEES
Equal Employment Opportunity
It is our policy to afford equal employment opportunities to all qualified individuals in all aspects of the employment relationship.

Employee Development
The Company is dedicated to promoting the development and enhancement of work-related skills of full time employees. The Company expects each full time employee to play an important role in assessing his or her training and development needs and, if there is a concern such needs are not currently being met, to discuss the same with his or her manager/supervisor.
Workplace Environment
The Company is committed to providing its employees with a safe employment environment, free from discrimination or harassment and conducive to productive work.
Sexual and Other Unlawful Harassment
It is the policy of the Company to treat all employees with respect and dignity. The Company prohibits any form of harassment, including harassment based on an employee's gender, race, national origin, religion, age, or disability. Harassment is verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of his/her race, color, religion, gender, national origin, age, or disability, or that of his/her relatives, friends, or associates, and that: (1) has the purpose or effect of creating an intimidating, hostile, or offensive working environment; (2) has the purpose or effect of unreasonably interfering with an individual's work performance; or (3) otherwise adversely affects an individual's employment opportunities. Unwelcome sexual advances and/or requests for sexual favors constitute sexual harassment when submission to such conduct is made either explicitly or implicitly a term or condition of an individual's employment, or submission to, or rejection of, such conduct by an individual is used as a basis for employment decisions affecting such individual. Other sexually harassing conduct includes: (1) unwelcome sexual flirtations, advances, or propositions; (2) verbal or written abuse of a sexual nature; (3) graphic, verbal, or written comments about an individual's body; (4) sexually degrading words used to describe an individual; and (5) the display, in our workplace, of sexually suggestive objects or pictures.
Any person who believes he or she has been or is being subjected to harassment based on his or her gender, race, national origin, religion, age, or disability, should bring the matter to the attention of his or her supervisor/manager, or, if that supervisor/manager is involved in the harassment, the President or the General Counsel of the Company. Any person who believes that unlawful harassment has occurred or is occurring should promptly report such conduct to one of the above persons regardless of the position of the offending person. Reports should be made as soon as possible (usually within 24 hours) to enable the Company to facilitate prompt and thorough investigations and enable the Company to eradicate harassment. Employees should not wait for a situation to become worse or unbearable before making a report. All reports and complaints will be promptly investigated. It is intended that the privacy of the persons involved will be protected, except to the extent necessary to comply with applicable laws and regulations and to conduct a fair, thorough, and effective investigation.
If the investigation substantiates that the report or complaint is valid, immediate corrective action designed to stop the harassment and prevent its reoccurrence will be taken. Such corrective action may, in appropriate instances, include discipline (up to and including discharge) of the offending person. Any person who believes she or he has been or is being subjected to harassment, or who believes she or he has observed harassment, and who reports the matter pursuant to this policy, shall not be retaliated against or adversely treated, with respect to terms and conditions of employment, because of the making of the report. All supervisors and managers have the responsibility to eliminate all harassing behavior. This responsibility includes communicating the Company's anti-harassment policy, educating all employees under their supervision about the policy and how to use it, and enforcing the policy.
Drug and Alcohol Abuse
Drug abuse in the workplace is strictly prohibited. Furthermore, employees are required to report to work free from the presence of illegal or prohibited drugs or alcohol in their body systems. Alcohol use by employees on the job is also prohibited, except that reasonable alcohol use in connection with appropriate business dinners or entertainment is permitted, subject to all applicable laws regarding alcohol consumption.
Communication
The Company is committed to providing communication channels that encourage self-expression and open dialog relative to good faith opinions, questions, and concerns regarding this Code of Conduct. The Company is also committed to follow-up on those expressions and to ensure proper management response. Each employee is encouraged and expected to direct his or her questions or concerns regarding this Code of Conduct and their application to the affairs of the Company to his or her supervisor/manager or to the Chief Financial Officer or General Counsel of the Company.
Conflicts of Interest
The term "conflict of interest" describes any circumstance that could cast doubt on our ability to act with total objectivity with regard to the Company's interests. You must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of a conflict between personal interests and those of the Company. Although it is impossible to list all potential conflict of interest situations, the following examples represent a few situations where a conflict of interest could arise:

•
A significant direct or indirect financial interest in any company that is a Company vendor, competitor, or customer, where the interest could appear to influence decisions with respect to our business or relationship with such company or otherwise influence judgment on our matters.

•	Serving on the Board of Directors or employment in any capacity with any vendor, competitor, or customer of the Company.

•	Use of any Company asset for personal advantage. Examples of such assets include not only equipment, tools, and supplies, but also valuable ideas, technical data, and other confidential information.

Relationships, including business, financial, personal, and those with relatives may give rise to situations causing conflicts of interest or the appearance of a conflict. You must carefully evaluate your relationships as they relate to Company business to ensure that such conflicts do not exist or arise. To avoid conflicts of interest:

•	You must not have undisclosed financial interests in any businesses that compete or deal with the Company.

•	You must not perform services in competition with the Company.

•
While you are encouraged to participate in philanthropic, professional, and community organizations, you must ensure that the manner of your participation in a particular organization does not imply the Company's endorsement or sponsorship.

•
A full time employee shall obtain the approval of his or her supervisor/manager before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company's business.

•	You must not sell or lease equipment, materials, or property to the Company without appropriate corporate authorization.

•	Purchases of equipment, materials, property, and services shall be only on terms available to the general public.

•	You must not use other Company employees to perform non-Company work.
The Company recognizes that the exercise of judgment is required in determining the applicability of the conflicts of interest policy to any given situation. Primary responsibility for conduct within the letter and spirit of this policy must rest with you.
Antitrust/Competition Law Compliance
The Company is committed to abiding by the antitrust laws, as they are referred to in the U.S., or competition laws, as they are often referred to internationally, of every jurisdiction in which the Company does business. These laws and related rules and regulations are designed to help make sure the free market system works properly and that competition among companies is fair, by prohibiting such things as anti-competitive agreements among competitors and providing for the regulatory monitoring of potential situations where a business may have or obtain market power. For example, the joint marketing of natural gas by industry participants in a project in Australia can be subject to review by the Australian Competition and Consumer Commission. Everyone with the Company is responsible for compliance with applicable antitrust/competition laws. You should seek legal advice from the Company's legal counsel whenever any question arises as to the possible application of the antitrust/competition laws, and be guided by the advice received.

Consultants, Representatives, Agents, Contractors, and Subcontractors
Consultants, representatives, agents, and subcontractors of the Company must not act on the Company's behalf in any manner which is inconsistent with our Code of Conduct.
Vendors
It is our policy to purchase all equipment and services on the basis of competitive pricing and/or merit. Company vendors will be treated with integrity and without discrimination.
Gift Giving and Receiving
You must not accept gifts, gratuities, or entertainment in any form from existing or potential vendors or customers, or anyone else in business with or seeking to do business with the Company, if acceptance of such item violates any applicable law or regulation, or could be perceived as having influence over decisions regarding Company business. Any gift valued in excess of $100 shall be the property of the Company and shall be reported to your supervisor/manager. You should not give or offer to give gifts, favors, or entertainment to anyone on the Company's behalf unless such item (1) is in accordance with accepted business practice; (2) is of nominal value; (3) could not be construed as a kickback, bribe, or other payment in violation of any applicable law or regulation; (4) was not solicited or offered in return for something else; and (5) is approved in advance by your supervisor/manager. If you have any questions about gifts or entertainment, you should consult with your supervisor/manager or the Chief Financial Officer or General Counsel.
SHAREHOLDERS
Return on Investment
The Company's main objectives are to earn a profit, in an ethical manner, and to provide a consistent return on shareholder investment, given the standards and general conditions of the oil and gas industry in the Company's areas of operation.
Protection of Assets - Confidentiality
You are responsible for the proper use, conservation, and protection of the Company's assets. Employees, officers, and directors frequently have access to the intellectual property of the Company, such as business, geological, geophysical, and other technical information, including computer programs and oil and gas production data. You must not misuse or improperly disclose "confidential information" pertaining to the business affairs of the Company. Confidential information is private information about the Company and its business partners or other entities that are subject to a confidentiality agreement with the Company. Examples include:

•	Information pertaining to drilling programs or wells drilled by the Company.

•	Information about acquisitions, mergers, or other purchases or sales of oil and gas properties or technology.

•	Financial information, including historical, current, and projected financial results, unless publicly announced.

•	Information about future plans or changes in the Company's operations.

•	Information about liquidity, borrowings, securities offerings, or changes in previously disclosed financial information.

•	Changes in management.

•	Information about significant litigation.
You should assume that any of the types of information listed above that is received from an outside company or individual has been provided on the condition that it is to be kept confidential, whether or not there exists a written confidentiality agreement. You should not disclose confidential information to anyone except those within the Company or authorized representatives who have a "need to know." Precautions should be taken to avoid inadvertent disclosure. Examples of precautions which should be taken to avoid inadvertent disclosure, include:

•	Avoiding discussion of confidential information in public places.

•	Keeping sensitive documents in secure areas, in envelopes or folders marked "confidential" where appropriate.

•	Ensuring that documents are not left in non-secure locations such as the photocopy room or at the facsimile machine.
If you receive information about a company as a result of the Company's relationship or business with that company, you may not trade in the securities of that company until you are certain that this information is available to the public.
Accuracy of Company Records
Company supervisors/managers are responsible for maintaining an effective system of administrative and accounting controls in their areas of responsibility. Internal controls provide the Company with a system of "checks and balances" to help ensure that administrative and accounting policies are complied with throughout the organization. In addition to being necessary and good business practice, this policy promotes compliance with the applicable securities laws. Administrative controls promote organizational effectiveness and help establish a uniform direction for employee efforts by ensuring adherence to Company policies. Accounting controls safeguard Company assets and ensure the reliability of Company records. In administering the system of internal control, supervisors are expected to communicate to their subordinates all Company policies that apply to their job, show leadership in adhering to the policies and enforcing them, and establish reasonable procedures for carrying out Company policies and preventing deviations. In carrying out their responsibility for administering accounting controls, supervisors must ensure that:

•	Business transactions of all kinds are executed by employees authorized to do so.

•	Access to assets of all kinds (e.g., cash, inventory, property, etc.) is permitted only with authorization by appropriate management levels.

•
Business transactions are reported and recorded as necessary to (a) permit preparation of accurate financial statements and other records in conformity with generally accepted accounting principles and (b) clearly reflect and maintain the responsibility and accountability for assets.

•	Records identifying the responsibility and accountability for assets are compared with actual assets at reasonable intervals, and appropriate action is taken if there are discrepancies.
Supervisors must ensure that records are kept on a timely basis and accurately and fairly represent all business transactions. This means that:

•	All assets and transactions must be recorded in normal books and records.

•	No unrecorded funds shall be established or maintained for any purpose.

•	Records shall not be falsified in any manner.
Oral and written descriptions of transactions, whether completed or contemplated, must be full and accurate. Special care must be exercised in describing transactions to those responsible for the preparation or verification of financial records to avoid any misunderstandings. The retention or disposal of Company records shall be in accordance with established policies and/or legal requirements. Anyone with questions or concerns about possible inaccurate or false records should promptly report them to the Chief Financial Officer.
Insider Trading
You must adhere to the Company's "INSIDER TRADING POLICY" and all applicable laws and regulations with respect to insider trading in securities.
Public Reporting
The Company's principal executive, financial, and accounting officers are responsible for the full, fair, accurate, timely, and understandable disclosure of all information required by applicable laws or regulations to be so disclosed in reports and documents filed with, or submitted to, the U.S. Securities and Exchange Commission (the "SEC") and other regulators, and all information in other public communications made by the Company. All such reports and documents shall be filed or submitted in a timely, accurate, and complete manner in compliance with applicable laws and regulations.
Shareholder Communications
Our shareholders are the owners of the Company. All shareholder inquiries pertaining to the Company shall receive prompt response from the Company through appropriate Company personnel. Subject to applicable securities laws and regulations, including the SEC's Regulation FD (Fair Disclosure), and the confidentiality requirements of our business, shareholders shall be informed on a fair basis of all significant and material Company events in a timely and appropriate manner. In order to ensure that material information is provided to shareholders on a fair basis, employees, officers, and directors of the Company must not discuss material nonpublic information about the Company with shareholders, members of the investment community (including securities analysts or representatives of broker/dealers, investment advisors or managers, investment companies, hedge funds, or private equity funds), or the media, except as authorized by the Company's senior management and in accordance with the Company's procedures for external disclosure of information regarding the Company (e.g., in SEC filings or press releases).
COMMUNITIES
Health, Safety, and Environmental Matters
The Company will conduct its operations in a manner that safeguards the environment. The Company believes the promotion of health, safety, and sound environmental practice to be of fundamental importance to the welfare of the Company, its shareholders, and employees. In this regard, the Company has established policies, procedures, and plans for the conduct of its operations in compliance with applicable environmental and occupational health and safety laws and regulations, which must be complied with by all employees. Communication from employees on health, safety, and environmental matters is invited by management and is seen as being a key factor in achieving the Company's goals.

COMPLIANCE PROCEDURES
Reporting any Illegal or Unethical Behavior
You should promptly report to your supervisor/manager or to the Chief Financial Officer or General Counsel any observed illegal or unethical behavior or violation of this Code. You should also promptly talk to your supervisor/manager or to the Chief Financial Officer about any questions or concerns regarding compliance by you or others with this Code, or when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. You are expected to cooperate in any internal investigations of misconduct.
The Audit Committee of the Company's Board of Directors has established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or other matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, auditing, or other matters. If you have any concerns regarding accounting, internal accounting controls, auditing, or other similar matters, you are encouraged to follow those procedures.
Compliance Procedures
We must all work to ensure prompt and consistent action to foster compliance with this Code. However, in some situations it is difficult to know the appropriate course of action. Since we cannot anticipate every situation that may arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•
Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you may have. Use your judgment and common sense. If something seems unethical or improper, it probably is.

•
Understand each person's individual responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•
Discuss the problem with your supervisor/manager or the Chief Financial Officer or General Counsel. This is the basic guidance for all situations. In many cases, your supervisor/manager or the Chief Financial Officer or General Counsel will be more knowledgeable about the question and will appreciate being brought into the decision-making process.

•
Seek help from other Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor/manager or the Chief Financial Officer or General Counsel, or where you do not feel comfortable approaching your supervisor/manager or the Chief Financial Officer or General Counsel with your question, you should discuss it with the Chairman of the Audit Committee. If that also is not appropriate, call the Chairman of the Board of Directors at (720) 570-3858 and, if appropriate, you will be put in direct contact with the appropriate assistance. If you prefer to write, address your concerns to: Chairman of the Board of Directors, c/o Magellan Petroleum Corporation, 700 East Ninth Avenue, Suite 200, Denver, CO 80203.

•
You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected to the fullest extent practicable, consistent with applicable laws, regulations, and the requirements necessary to conduct a fair, thorough, and effective investigation of the conduct or matter. The Company will not permit retaliation of any kind against any person for a report made in good faith and pursuant to the provisions of this Code of a matter or conduct that the reporting person reasonably believes may constitute a violation of this Code or applicable laws, rules, or regulations (except that appropriate disciplinary action may be taken against the reporting person if such person was involved in the violation).

•	Always ask first, act later: If you are unsure of what to do in any situation, seek guidance and ask questions before you act.
Investigation of Violations
If, through compliance monitoring, internal or independent audit procedures, reports under this Code, or otherwise, the Company becomes aware of a potential violation of this Code, an executive officer, or if the matter involves an executive officer or director, the Board of Directors, shall, as appropriate:

•	evaluate the underlying information as to gravity and credibility;

•	promptly initiate an informal inquiry or a formal investigation;

•	prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of the matter; and

•	determine and implement the appropriate disciplinary action.
Anyone accused of wrongdoing shall be allowed to review the underlying information and make corrections in the event of a factual error. All documents and reports with respect to potential violations of this Code and the resolution and any action taken with respect thereto shall be retained in accordance with applicable laws, rules, and regulations.
Disciplinary Action
The matters covered in this Code are of the utmost importance to the Company and its employees, officers, directors, shareholders, and business partners. Compliance with this Code is essential to the Company's ability to conduct its business in accordance with its stated values. We expect all employees, officers, and directors to adhere to this Code in carrying out their duties for the Company.
The Company will take prompt, consistent, and appropriate action against any employee, officer, or director whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include reprimands, probations or suspensions without pay, demotions, reductions in salary or other compensation, and/or immediate terminations of employment or other relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.
Persons subject to disciplinary action shall include, in addition to the principal violator, others involved in the violation such as persons who fail to use reasonable care to detect a violation, persons who if requested to provide information withhold material information about a violation, and supervisors/managers who approved or condoned the violation or attempted to retaliate against a person who reported the violation or the violators.

Waivers of this Code
Any waiver of this Code for officers, directors, or employees may be made only by the Board of Directors. Any waiver granted, along with the reasons for the waiver, will promptly be publicly disclosed as required by applicable laws, regulations, or stock exchange rules.

MAGELLAN PETROLEUM CORPORATION
CODE OF CONDUCT
Certificate of Compliance

ISSUED TO:__________________________________________________ (name)
DATE:_______________________________________________________
ACKNOWLEDGMENT:
My signature below indicates that I have read, understood, accept, and agree to comply with the Code of Conduct for the Company. I understand that my failure to comply in any respect with the Code of Conduct may be a basis for termination of my employment or other relationship with Magellan Petroleum Corporation.
Full Name:__________________________________________________
Signature:___________________________________________________
Date:_______________________________________________________